EXHIBIT 99.1

Pelican Therapeutics Announces Manufacturing Agreement with KBI Biopharma to Advance Cancer-targeting Immunotherapies

DURHAM, NC – September 27, 2017 – Pelican Therapeutics (“Pelican”), a subsidiary of Heat Biologics, Inc. (“Heat”) (Nasdaq: HTBX), entered into a manufacturing agreement with KBI Biopharma, Inc., a global biopharmaceutical contract development and manufacturing organization, for cGMP production of its PTX-35 antibody and PTX-15 fusion protein. PTX-35 and PTX-15 have the potential to improve clinical response in combination with Heat’s ImPACT® therapeutic platform and other immunotherapy drugs by simulating the production of antigen-specific T-cells.

“We selected KBI as our manufacturing partner because, based on our assessment, they have strong development capabilities, and possess the agility and flexibility to help Pelican prepare for early development of both our Phase 1 and 2 clinical trials,” said Rahul Jasuja, CEO of Pelican.

Under the agreement, KBI Biopharma will offer comprehensive development and manufacturing services, which Pelican expects will offer advantages such as speed, productivity, stability and flexibility over traditional approaches to cell line development.

In May 2016, Pelican was awarded a $15.2 million grant from the Cancer Prevention and Research Institute of Texas (CPRIT) to support these manufacturing efforts, as well as to complete a 70-patient, Phase 1 clinical trial incorporating one or more of these compounds.

About KBI Biopharma, Inc.

KBI Biopharma is a biopharmaceutical Contract Development & Manufacturing Organization that accelerates the development of innovative discoveries into life-changing biological products. From early-stage biotech to academic/non-profit organizations to many of the world’s largest pharmaceutical companies, KBI has served 250+ clients globally to accelerate and optimize their drug development programs. KBI’s extensive track record of successful programs is a result of its unique approach: applying the insight gained from our advanced biophysical and analytical protein characterization techniques towards the development of robust and scalable processes. KBI delivers accelerated and integrated process development and cGMP manufacturing programs for a wide range of recombinant protein Active Pharmaceutical Ingredients (API) and cell therapies for our clients. KBI was founded in 1996 and operates 5 facilities: Durham and Research Triangle Park (NC), Boulder (CO), San Diego (CA), and The Woodlands (TX).

About Pelican Therapeutics

Pelican Therapeutics (“Pelican”), a subsidiary of Heat Biologics, is a biotechnology company focused on the development of monoclonal antibody and fusion protein-based therapies designed to activate the immune system. PTX-35 targets the t-cell co-stimulator, TNFRSF25, and is designed to harness the body's natural tolerance mechanisms to reprogram the immune system and provide a long-term, durable effect after a short course of therapy. When combined with immunotherapies, including Heat’s ImPACT® and ComPACT™ platform technologies, PTX-35 may have the ability to activate T-cells and eliminate tumor cells in patients. PTX-15, Pelican’s second product candidate, is a human TL1A-lg fusion protein designed to stimulate the proliferation of Treg cells in vivo to provide precise control of the regulatory arm of the immune system. It is designed to be used in immuno-oncology and other disorders.

In June 2016, Pelican was awarded a $15.2 million Cancer Prevention Institute of Texas (CPRIT) grant to support further development of PTX-35 and fund a Phase 1 clinical trial to examine potential benefits to patients with several types of cancers, such as lung, lymphoma, prostate, pancreatic and ovarian.

About Heat Biologics, Inc.

Heat Biologics is a biopharmaceutical company developing immunotherapies to activate a patient’s immune system against cancer using CD8+ "Killer" T-cells. Our T-Cell Activation Platform (TCAP) produces therapies designed to turn "cold" tumors "hot," and be administered in combination with checkpoint inhibitor therapies and other immuno-modulators to increase effectiveness. We are currently enrolling patients in our Phase 2 clinical trial for non-small cell lung cancer, in combination with Bristol-Myers Squibb's nivolumab (Opdivo®). We also have numerous pre-clinical programs at various stages of development. For more information, please visit www.heatbio.com.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 on our current expectations and projections about future events. In some cases, forward-looking statements can be identified by terminology such as "may," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates," and similar expressions. These statements are based upon current beliefs, expectations and assumptions and include statements the expected benefits to be derived from the Selexis SUREtechnology Platform These statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements, including the ability of Heat's ImPACT and ComPACT therapies to perform as designed, to demonstrate safety and efficacy, as well as results that are consistent with prior results, the ability to derive expected results from the Selexis SUREtechnology Platform, the ability to enroll patients and complete the clinical trials on time and achieve desired results and benefits, the company’s ability to obtain regulatory approvals for commercialization of product candidates or to comply with ongoing regulatory requirements, regulatory limitations relating to the company’s ability to promote or commercialize its product candidates for specific indications, acceptance of its product candidates in the marketplace and the successful development, marketing or sale of products, Heat’s ability to maintain its license agreements, the continued maintenance and growth of its patent estate, its ability to establish and maintain collaborations, its  ability to obtain or maintain the capital or grants necessary to fund its research and development activities, and its ability to retain its key scientists or management personnel, its ability to successfully integrate  Pelican and the other factors described in the company’s most recent annual report on Form 10-K  and other filings with the SEC.  The information in this release is provided only as of the date of this release and the company undertakes no obligation to update any forward-looking statements contained in this release based on new information, future events, or otherwise, except as required by law.

Contact

For Media and Investor Inquiries

Melissa M Conger

Heat Biologics

+1 919 289 4017

mconger@heatbio.com